Exhibit 10.1
LCA-Vision Inc.
Executive Cash Bonus Plan
(as amended February 21, 2006)
Section 1. Purposes of the Plan
     The purposes of this Executive Cash Bonus Plan (Plan) of LCA-Vision Inc. (Company) are:
•	to stimulate executives’ efforts to achieve the Company’s short and long-term goals,
•	to link a portion of executive compensation to Company performance, and
•	to provide a competitive compensation package.
Section 2. Performance Period
     Bonuses shall be determined based upon the Company’s performance during each calendar year (Plan Year).
Section 3. Participants; Eligibility
     (a) The following employees shall be participants in the Plan: the Company’s Chief Executive Officer (including on an interim basis if or as applicable), its President, its Chief Financial Officer and its Chief Operating Officer & General Counsel. The Compensation Committee of the Company’s Board of Directors (Committee) may select additional participants from time to time.
     (b) In order to be eligible for a bonus, a participant must be employed by the Company or one of its subsidiaries throughout any Plan Year and as provided in Section 5. However, the Committee may approve participation in the Plan and a prorated bonus for an employee who is hired or moves into an eligible position during a Plan Year.
Section 4. Bonus Calculation
     (a) Bonus amounts shall be calculated as a percent of base salary at the end of the Plan Year based upon the extent to which threshold, target and maximum performance goals set annually by the Committee are achieved. Initially, the performance measure shall be pre-tax income. The Committee may select one or more additional or different objective performance measures in the future. Bonuses for achieving the threshold, target and maximum performance goals shall be 20%, 40% and 60% of base salary, respectively, for participants, with linear interpolation between those percentages unless another method of interpolation is set by the Committee at the time it establishes the performance goals.
     (b) In calculating bonuses for a Plan Year, the Committee may interpret any performance measure in a way that eliminates the effects of any unusual financial items or corporate events that have materially affected the performance goals originally established for that Plan Year (e.g., stock splits and other changes in capitalization, stock offerings or repurchases, unusual gains or losses or accounting changes).
Section 5. Bonus Payment
     Bonuses under this Plan will be calculated and paid in cash as soon as practicable after completion of the year-end audit of the Company’s financial statements by its independent auditors; provided that in no event will bonuses be paid later than short-term deferral deadline. Notwithstanding a participant’s eligibility for a bonus pursuant to Section 3(b), the participant will forfeit any bonus for a Plan Year if he or she is not employed by the Company or one of its subsidiaries on the date that bonuses for that Plan Year are calculated.

     For purposes of this Plan, the “short-term deferral deadline” means the later of the 15th day of the third month following the executive’s first taxable year in which the bonus is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company’s first taxable year in which the bonus is no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, if it is not administratively impracticable for the Company to make the bonus payment by the end of the applicable 2 1/2 month period or the making of the bonus payment by the end of the applicable 2 1/2 month period will jeopardized the solvency of the Company, and, as of the beginning of the Plan Year to which the bonus is attributable, such impracticability or insolvency was unforeseeable, the bonus payment shall be made as soon as reasonably practicable after the 2 1/2 month period. Such bonus payment shall be considered as being made prior to the short-term deferral deadline. For purposes of this paragraph, an action or failure to act of the executive or a person under the executive’s control, such as a failure to provide necessary information or documentation, is not an unforeseeable event.
Section 6. Committee
     (a) This Plan shall be administered by the Committee, which will have the authority and discretion to interpret the Plan, to establish, amend and rescind rules relating to the Plan, and to make all other determinations that may be necessary or advisable for the Plan’s administration. In administering the Plan, the Committee shall strictly enforce the forfeiture conditions with respect to all executives, including executives that own a significant amount of the total combined voting power or value of all classes of equity of the Company. For federal income tax purposes, the Plan and the bonuses payable hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986 (Code) as a result of the fact that a bonus payment that becomes payable as a result of the lapse of the substantial risk of forfeiture conditions applicable to a bonus is to occur no later than the period allowed under the short-term deferral rule set forth in Prop. Treas. Reg. § 1.409A-1(b)(4). This Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
     (b) Any interpretation of the Plan by the Committee and any decision by it relating to the Plan shall be final and binding on all persons.
Section 7. Amendment
     The Board of Directors of the Company may amend or terminate this Plan at any time, except that no amendment or termination may materially adversely affect the rights of any participant with respect to Plan Years ended prior to the date on which the amendment or termination is adopted by the Board.
Section 8. Plan Not Exclusive
     This Plan shall not be construed as limiting the ability or discretion of the Committee to award additional bonuses, separate and apart from this Plan, to individual participants based upon subjective or other criteria.